Exhibit 99.1

CONTACT:	Brian J. Begley
Investor Relations
Atlas Energy Resources, LLC
215/546-5005
215/553-8455

ATLAS ENERGY RESOURCES, LLC REPORTS
FINANCIAL RESULTS FOR THE FIRST QUARTER 2009
Pittsburgh, PA — May 7, 2009, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy” or “the Company”) today reported financial results for the first quarter 2009.
Operating Highlights
•	The Company generated record average natural gas and oil production of approximately 100.5 million cubic feet of natural gas equivalents per day (“Mmcfe”) per day for the first quarter 2009, including record average net daily production in Appalachia of 42.3 Mmcfe/d, up approximately 29% over the prior year first quarter.

•	Marcellus Shale development:
•	The Company successfully drilled and cased eight horizontal Marcellus Shale wells in southwestern Pennsylvania since commencing its horizontal drilling program in the fourth quarter of 2008. Three of these wells have been turned into line at an average peak production rate of 5 Mmcfe per day. The third well had achieved an initial 24-hour rate into a pipeline of 10.1 Mmcfe. During the remainder of 2009, the Company plans to turn into line an additional 12 horizontal Marcellus Shale wells, including the five horizontal wells already drilled and cased. The Company intends to drill at least 24 horizontal Marcellus Shale wells for its own account during 2010.

•	As of March 31, 2009, the Company had drilled 135 vertical Marcellus Shale wells, of which 126 wells currently are online and producing into a pipeline.

•	The Company continues to yield successful results on its two-stage completion technique on its vertical Marcellus development. The Company has drilled and completed 28 vertical Marcellus wells using a two-stage frac technique.

•	As of March 31, 2009, the Company controlled approximately 546,000 Marcellus acres in Pennsylvania, New York and West Virginia, of which approximately 274,000 of these acres are located in the Company’s current focus area of southwestern Pennsylvania.
•	As of March 31, 2009, the Company held a total acreage position of approximately 1,300,000 net acres, of which 782,000 are undeveloped, an increase of 18% from the net acreage position at March 31, 2008.
Financial Highlights
•	Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, was $69.7 million for the first quarter 2009, as compared with $79.0 million for the first quarter 2008, a decrease of $9.3 million, or approximately 12%. The decrease over the prior year comparable quarter was primarily related to lower realized natural gas prices, partially offset by increased production in Appalachia. A reconciliation from net income to adjusted EBITDA is provided in the financial tables of this release.

•	Partnership management margin was $23.0 million for the first quarter 2009, including record well drilling margin of $17.0 million. Total partnership management margin was approximately $2.6 million higher, or 13%, than the prior year comparable quarter.

•	Distributable cash flow was $44.4 million for the first quarter 2009, a decrease of $9.1 million, or 17%, compared with $53.5 million for the first quarter 2008. A reconciliation from net income to distributable cash flow is provided in the financial tables of this release.

•	Net income for the first quarter 2009 was $25.6 million, a decrease of $12.0 million, or approximately 32%, compared with $37.6 million for the first quarter 2008.

•	Revenues were $198.0 million for the first quarter 2009 compared with $194.6 million for the first quarter 2008, an increase of $3.4 million, or approximately 2%.
Recent Events
Merger with Atlas America
On April 27, 2009, Atlas Energy and Atlas America, Inc. (NASDAQ: ATLS) (“Atlas America”), which owns approximately 48% of the Class B common units and Class A units including the management incentive interests in Atlas Energy, jointly announced that they executed a definitive merger agreement, pursuant to which a newly formed subsidiary of Atlas America will merge with and into Atlas Energy, with Atlas Energy surviving as a wholly owned subsidiary of Atlas America. In the merger, each Class B common unit of Atlas Energy not currently held by Atlas America will be converted into 1.16 shares of Atlas America common stock, and Atlas America will be renamed “Atlas Energy, Inc.” The Atlas America Board of Directors has approved the merger agreement and has resolved to recommend that the Atlas America stockholders vote in favor of the transactions contemplated by the merger agreement. The Atlas Energy board of directors and a special committee of Atlas Energy directors comprised entirely of independent directors have also approved the merger agreement and have resolved to recommend that the Atlas Energy stockholders vote in favor of the merger.
The merger is expected to enhance value to Atlas Energy by eliminating the effects on the public stockholders of the block represented by Atlas America’s approximate 48% common unit ownership and management incentive interests in Atlas Energy.
The transaction is also expected to create a stronger balance sheet and capital structure at the combined entity, along with a lower cost of capital. The net debt outstanding at Atlas Energy will be reduced by cash on hand at Atlas America. Furthermore, liquidity should be greatly improved from the larger, newly combined company. The retention and investment of future cash flows will also reduce the need to raise capital from outside sources under unfavorable market conditions similar to those that currently exist.
In addition, pending consummation of the merger, Atlas Energy will suspend distributions to its common unitholders.
The transaction will be subject to approval by holders of a majority of the outstanding Atlas America common stock and a majority of the outstanding Atlas Energy Class B units, consent of a majority of the lenders under the Atlas Energy credit agreement and other customary closing conditions.
Hedge Monetization
In May 2009, the Company received approximately $28.5 million in proceeds from the early settlement of natural gas hedge positions related to periods from 2011 through 2013. In conjunction with the hedge monetization, these hedge positions were effectively replaced with similar hedge contracts at current prevailing prices. The net proceeds from the hedge monetization were used to reduce indebtedness.
* * *

Appalachia Segment Results
•	Natural gas and oil production in the Appalachian Basin was approximately 42.3 Mmcfe per day for first quarter 2009, an increase of 9.6 Mmcfe per day, or approximately 29%, from the first quarter 2008.

•	The Company drilled 30 Marcellus Shale wells in the first quarter 2009. The Company connected 105 wells in Appalachia to the gathering system of its affiliate, Atlas Pipeline Partners, L.P., during the first quarter 2009.

•	As of March 31, 2009, the Company held approximately 906,000 net acres in the Appalachian Basin, of which approximately 633,000 were undeveloped, an increase of 10% from the net acreage position at March 31, 2008.

•	As of March 31, 2009, the Company had an interest in approximately 9,200 gross producing wells in Appalachia, of which it operated approximately 85%.
Michigan/Indiana Segment Results
•	Combined natural gas and oil production from Michigan’s Antrim Shale and Indiana’s New Albany Shale averaged 58.3 Mmcfe per day during the first quarter 2009.

•	The Company drilled 20 gross wells and connected 22 wells in Michigan during the first quarter 2009.

•	In the first quarter 2009, the Company continued its initial development of the New Albany Shale in southwestern Indiana by drilling 7 wells in the basin.

•	At March 31, 2009, the Company had approximately 273,000 net developed acres in the Antrim Shale in Michigan, of which 30,500 were net undeveloped acres. On this acreage, the Company had identified 723 drilling locations to the Norwood and Lachine members of the Antrim Shale.

•	At March 31, 2009, the Company had access to approximately 284,000 gross acres in the New Albany Shale in Indiana.
Corporate and Other
•	General and administrative expenses were $14.5 million in the first quarter 2009, compared to $11.8 million in the prior year comparable quarter. The increase is primarily due to higher costs related to the expansion of the Company’s operations from the prior year.

•	Depreciation, depletion and amortization expense was $28.0 million in the first quarter 2009, compared to $21.8 million in the prior year comparable quarter. The increase is due primarily to the expansion of the Company’s oil & gas operations.

•	Interest expense was $13.0 million in the first quarter 2009, compared to $13.3 million in the prior year comparable quarter. The decrease in interest expense compared with the prior year is due principally to lower interest rates on the floating portion of the Company’s outstanding credit facility borrowings, partially offset by interest expense associated with the issuance of additional senior unsecured notes by the Company in May 2008.

•	The Company also has LIBOR interest rate swaps at a three-year fixed swap rate of 3.11% on $150.0 million of outstanding debt through January 2011.
* * *

Hedging Summary
     The Company entered into additional hedging contracts during the first quarter 2009 for its natural gas production.
A summary of the Company’s current equity hedge positions as of May 7, 2009 is as follows:
Natural Gas

Fixed Price Swaps
	Average
Production Period	Fixed Price	Volumes
Ended December 31,	(per mcf)(1)(2)	(per mcf)(1)
2009(3)	$8.47	22,035,142
2010	$7.91	22,932,142
2011	$7.29	15,288,935
2012	$7.55	12,624,397
2013	$7.38	5,062,425

Costless Collars
	Average	Average
Production Period	Floor Price	Ceiling Price	Volumes
Ended December 31,	(per mcf)(1)(2)	(per mcf)(1)(2)	(per mcf)(1)
2009(3)	$11.26	$15.68	128,191
2010	$8.03	$9.21	2,424,594
2011	$6.44	$7.64	7,059,492
2012	$6.63	$7.84	3,072,341
2013	$6.69	$8.01	4,160,336
Crude Oil

Fixed Price Swaps
	Average
Production Period	Fixed Price	Volumes
Ended December 31,	(per bbl)(1)	(bbls)(1)
2009(3)	$99.44	34,268
2010	$97.31	36,977
2011	$69.77	32,194
2012	$71.55	26,139
2013	$72.26	5,900

Costless Collars
	Average	Average
Production Period	Floor Price	Ceiling Price	Volumes
Ended December 31,	(per bbl)(1)	(per bbl)(1)	(bbls)(1)
2009(3)	$85.00	$116.78	21,094
2010	$85.00	$112.72	23,442
2011	$60.00	$80.92	20,361
2012	$60.00	$86.50	16,777
2013	$60.00	$88.90	3,540

(1)	“Mcf” represents thousand cubic feet; “bbl” represents barrel.

(2)	Includes an estimated positive basis differential and Btu (British thermal units) adjustment.

(3)	Reflects hedges covering the last nine months of 2009.

* * *
Interested parties are invited to access the live webcast of Atlas Energy’s first quarter 2009 results on Thursday, May 7, 2009 at 9:00 am ET by going to the Investor Relations section of Atlas Energy’s website at www.atlasenergyresources.com. An audio replay of the conference call will also be available beginning at 12:00 pm ET on Thursday, May 7, 2009. To access the replay, dial 1-888-286-8010 and enter conference code 42087396.
Atlas Energy Resources, LLC is one of the largest independent natural gas producers in the Appalachian and Michigan Basins. The Company is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships that finance the exploration and development of the Company’s acreage. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at InvestorRelations@atlasamerica.com.
Atlas America, Inc. owns approximately 48% of the Class B common unit interests and all of the management incentive interests in Atlas Energy Resources, LLC. Atlas America, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. (NYSE: APL) and a 64% interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), a limited partnership which owns the general partner interest, all the incentive distribution rights and 5.8 million common units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at InvestorRelations@atlasamerica.com.
Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 8,750 miles of active intrastate gas gathering pipeline. In Appalachia, it owns and operates approximately 1,800 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact InvestorRelations@atlaspipelinepartners.com.
Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.
Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Energy Resources, LLC (“Atlas Energy”) cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements or assumptions regarding whether the proposed merger between Atlas America, Inc. (“Atlas America”) and Atlas Energy will occur, statements about the benefits of such proposed merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity price; the possibility that the proposed merger might not occur; inability to obtain capital needed for operations; the level of indebtedness; changes in government environmental policies; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in either company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including each company’s report on Form 10-K for the year ended December 31, 2008. There can be no assurance that the transactions described in this document will be consummated. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.
Additional Information About the Merger
In connection with the proposed merger between Atlas America and Atlas Energy, Atlas America expects to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Atlas America and

Atlas Energy, which will also constitute a prospectus of Atlas America. Each of Atlas America and Atlas Energy will mail the joint proxy statement/prospectus to their respective equity holders.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.
Investors may obtain free copies of the joint proxy statement/prospectus when it becomes available, as well as other filings containing information about Atlas America and Atlas Energy, without charge, at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Atlas America may be obtained free of charge by directing such request to: Investor Relations, Atlas America, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas America’s Investor Relations website at www.atlasamerica.com. The documents filed with the SEC by Atlas Energy Resources may be obtained free of charge by directing such request to: Investor Relations, Atlas Energy Resources, LLC, Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas Energy Resource’s Investor Relations website at www.atlasenergyresources.com.
Atlas America, Atlas Energy and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Atlas America’s directors and executive officers is available in Atlas America’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on May 8, 2008, and information regarding Atlas Energy’s directors and executive officers is available in Atlas Energy’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on May 8, 2008. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.
This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

ATLAS ENERGY RESOURCES, LLC
FINANCIAL SUMMARY
(unaudited; in thousands, except per unit data)

	Three Months Ended
	March 31,
	2009	2008
REVENUES
Well construction and completion	$112,368	$104,138
Gas and oil production	71,943	76,226
Administration and oversight	3,852	5,017
Well services	5,093	4,798
Gathering	4,724	4,410

Total revenues	197,860	194,589

COSTS AND EXPENSES
Well construction and completion	95,397	90,555
Gas and oil production	14,582	13,081
Well services	2,424	2,412
Gathering fee	4,493	4,123
General and administrative	14,549	11,792
Depreciation, depletion and amortization	28,028	21,810

Total operating expenses	159,473	143,773

OPERATING INCOME	38,507	50,816

OTHER INCOME (EXPENSE):
Interest expense	(12,984)	(13,305)
Other — net	80	53

Total other expense	(12,904)	(13,252)

Net income	25,603	37,564
Income attributable to non-controlling interests	(15)	(21)

Net income attributable to members’ interests	$25,588	$37,543

Allocation of net income attributable to members’ interests:
Class A units	$(7,444)	$1,954
Class B common units	33,032	35,589

Net income attributable to members’ interests	$25,588	$37,543

Net income attributable to Class B common limited partners per unit:
Basic and Diluted	$0.52	$0.58

Weighted average Class B members’ units outstanding:
Basic	63,381	60,711

Diluted	63,381	61,006

	March 31,	December 31,
	2009	2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$6,371	$5,655
Property, plant and equipment, net	1,998,384	1,963,891
Total assets	2,379,398	2,291,317
Total debt	944,472	873,655
Total members’ equity	1,104,452	1,039,523

ATLAS ENERGY RESOURCES, LLC
FINANCIAL INFORMATION
(unaudited; in thousands)

	Three Months Ended
	March 31,
	2009	2008
Capital Expenditure data:
Maintenance capital expenditures	$12,975	$12,975
Expansion capital expenditures	44,232	42,642

Total	$57,207	$55,617

	Three Months Ended
	March 31,
	2009	2008
Reconciliation of net income to non-GAAP measures(1):
Net income	$25,603	$37,564
Income attributable to non-controlling interests	(15)	(21)
Depreciation, depletion and amortization	28,028	21,810
Interest expense	12,984	13,305

EBITDA	66,600	72,658
Adjustment to reflect cash impact of derivatives(2)	1,604	5,028
Non-cash compensation expense	1,528	1,320

Adjusted EBITDA	69,732	79,006
Interest expense	(12,984)	(13,305)
Amortization of deferred financing costs (included within interest expense)	665	770
Maintenance capital expenditures	(12,975)	(12,975)

Distributable cash flow	$44,438	$53,496

(1)	EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA, adjusted EBITDA and distributable cash flow provide additional information for evaluating the Company’s ability to make distributions to its unitholders, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company’s financial covenants under its credit facility. EBITDA, adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(2)	Represents cash proceeds received from the settlement of ineffective derivative gains recognized in connection with the acquisition of the Company’s Michigan assets in June 2007 but not reflected in its consolidated statements of income for the three months ended March 31, 2009 and 2008.

ATLAS ENERGY RESOURCES, LLC
Operating Highlights

	Three Months Ended
	March 31,
	2009	2008
Production revenues (in thousands):
Gas	$69,874	$72,874
Oil(1)	2,069	3,351

Production volume:(2) (3)
Appalachia:
Gas (Mcfd)	39,908	30,286
Oil (Bpd)	392	399
Total (Mcfed)	42,260	32,680
Michigan:
Gas (Mcfd)	58,250	59,056
Oil (Bpd)	6	6
Total (Mcfed)	58,286	59,092
Total (Mcfed)	100,546	91,772

Average sales prices: (3)
Gas (per Mcf) (4) (5)	$8.09	$9.58
Oil (per Bbl)(6)	64.52	91.03

Production costs:(7)
Lease operating expenses as a percent of production revenues	11%	9%
Lease operating expenses per Mcfe	$0.91	$0.78
Production taxes per Mcfe	0.19	0.32

Total production costs per Mcfe	$1.10	$1.10

Depletion per Mcfe	$2.98	$2.52

(1)	Excludes sales of natural gas liquids.

(2)	Production quantities consist of the sum of (i) the Company’s proportionate share of production from wells in which it has a direct interest, based on the Company’s proportionate net revenue interest in such wells, and (ii) the Company’s proportionate share of production from wells owned by the investment partnerships in which the Company has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.

(4)	The Company’s average sales price for gas before the effects of financial hedging were $5.21 and $8.32 per Mcf for the three months ended March 31, 2009 and 2008, respectively.

(5)	Includes cash proceeds received from the settlement of derivative contracts of $1.6 million and $5.0 million for the three months ended March 31, 2009 and 2008, respectively. The cash proceeds received from the settlement of derivative contracts were not included as gas revenue for the respective periods.

(6)	The Company’s average sales price for oil before the effects of financial hedging was $42.74 per barrel for the three months ended March 31, 2009. The Company had no crude oil hedges in effect during the three months ended March 31, 2008.

(7)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.